[LETTERHEAD OF PRITCHETT, SILER & HARDY, P.C.]


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 5 to the Registration Statement on Form SB-2 for Wizzard Software Corporation, of our report dated February 12, 2002, except for Note 13 as to which the Date is April 12, 2002, relating to the December 31, 2001 financial statements of Wizzard Software Corporation (formerly The Balanced Living, Inc.), which appears in such Prospectus. We also consent to the reference to us under the heading "Experts."

/s Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
September 9, 2002